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                                                                   EXHIBIT 10.15

October 20, 1997


Stephen A. Tisdell
Chief Financial Officer
Central Parking Corporation
2401 21st Avenue South, Suite 200
Nashville, TN  37212


         Re:      $300 Million Senior Credit Facilities


Dear Steve:

NationsBank of Tennessee, N.A. ("NationsBank") is pleased to offer to be the Administrative Agent (in such capacity, the "Agent") for up to $300 million in senior credit facilities (the "Facilities") to Central Parking Corporation and its affiliates (the "Borrowers"), and to offer its commitment to underwrite the entire amount of the Facilities, upon and subject to the terms and conditions of this letter and the Summary of Terms and Conditions attached hereto as Annex I (the "Term Sheet"). All capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Term Sheet. NationsBanc Montgomery Securities, Inc. ("NMSI") is pleased to advise you of its commitment, as Arranger and Syndication Agent for the Facilities, to form a syndicate of financial institutions (the "Lenders") reasonably acceptable to you for the Facilities. The Facilities are being offered in connection with the proposed purchase by the Borrowers of Kinney System Holding Corp. ("Kinney").

The commitments of NationsBank and NMSI hereunder are subject to the satisfaction of each of the following conditions precedent in a manner acceptable to NationsBank and NMSI in their sole discretion:

         (a) each of the terms and conditions set forth herein;

         (b) each of the terms and conditions set forth in the Term Sheet;

         (c) execution of a fee letter among the Borrowers, NationsBank and NMSI prior to or concurrently with the acceptance of this letter by the Borrowers;

         (d) the negotiation, execution and delivery of definitive documentation with respect to the Facilities consistent with the Term Sheet and otherwise satisfactory to NationsBank and NMSI; and

         (e) there not having occurred and being continuing since the date hereof a material adverse change in the market for syndicated bank credit facilities or a material disruption of, or a material adverse change in, financial, banking or capital market conditions, in each case as determined by NationsBank and NMSI in their sole discretion.



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October 20, 1997

The commitments of NationsBank and NMSI hereunder are based upon the financial and other information regarding the Borrowers and their subsidiaries and Kinney and its subsidiaries previously provided to NationsBank and NMSI and are subject to the condition, among others, that there shall not have occurred after the date of such information, in the opinion of NationsBank and NMSI, any material adverse change in the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrowers or Kinney, in each case together with their respective subsidiaries taken as a whole. If the continuing review by NationsBank and NMSI of the Borrowers discloses information relating to conditions or events not previously disclosed to NationsBank and NMSI or relating to new information or additional developments concerning conditions or events previously disclosed to NationsBank and NMSI which NationsBank and NMSI in their sole discretion believe may have a material adverse effect on the condition (financial or otherwise), assets, properties, business, operations or prospects of the Borrowers or Kinney, in each case together with their respective subsidiaries taken as a whole, NationsBank and NMSI may, in their sole discretion, suggest alternative financing amounts or structures that ensure adequate protection for the Lenders or decline to participate in the Facilities.

You agree to actively assist NationsBank and NMSI in achieving a syndication of the Facilities that is satisfactory to NationsBank, NMSI and you. In the event that such syndication can not be achieved in a manner satisfactory to NationsBank and NMSI under the structure outlined in the Term Sheet you agree to cooperate with NationsBank and NMSI in developing an alternative structure that will permit a satisfactory syndication of the Facilities. Syndication of the Facilities will be accomplished by a variety of means, including direct contact during the syndication between senior management and advisors of the Borrowers and the proposed Lenders. To assist NationsBank and NMSI in the syndication efforts, you hereby agree to (a) provide and cause your advisors to provide NationsBank and NMSI and the other Lenders upon request with all information reasonably deemed necessary by NationsBank and NMSI to complete syndication, (b) assist NationsBank and NMSI upon their reasonable request in the preparation of an Offering Memorandum to be used in connection with the syndication of the Facilities and (c) otherwise assist NationsBank and NMSI in their syndication efforts, including by making available officers and advisors of the Borrowers and their subsidiaries from time to time to attend and make presentations regarding the business and prospects of the Borrowers and their subsidiaries and Kinney and its subsidiaries, as appropriate, at a meeting or meetings of prospective Lenders. You further agree to refrain from engaging in any additional financings for the Borrowers and their subsidiaries during such syndication process unless otherwise agreed to by NationsBank and NMSI.

It is understood and agreed that NationsBank and NMSI, after consultation with you, will manage and control all aspects of the syndication, including decisions as to the selection of proposed Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood that no Lender participating in the Facilities will receive compensation from you outside the terms contained herein and in the Term Sheet in order to obtain its commitment. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the sole discretion of NationsBank and NMSI and that any syndication prior to execution of definitive documentation will reduce the commitment of NationsBank. No additional agents will be appointed without the prior approval of NationsBank and NMSI.

You hereby represent, warrant and covenant that (i) all information, other than the Projections (as defined below), which has been or is hereafter made available to NationsBank and NMSI or the Lenders by you or any of your representatives in connection with the transactions contemplated hereby ("Information") is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading and (ii) all financial projections concerning the Borrowers and Kinney that have been or are hereafter made available to NationsBank and NMSI or the Lenders by you or any of your representatives (the "Projections") have been or will be prepared in good faith based upon reasonable assumptions. You


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October 20, 1997

agree to furnish us with such Information and Projections as we may reasonably request and to supplement the Information and the Projections from time to time until the closing date for the Facilities so that the representation and warranty in the preceding sentence is correct on such date. In arranging and syndicating the Facilities, NationsBank and NMSI will be using and relying on the Information and the Projections without independent verification thereof.

By acceptance of this offer, the Borrowers agree to pay all reasonable out-of-pocket fees and expenses (including reasonable attorneys' fees as outlined in a separate letter from Moore & Van Allen, PLLC plus out of pocket expenses and expenses of due diligence) incurred before or after the date hereof by the Agent or NMSI in connection with the Facilities and the syndication thereof, regardless of whether or not the Facilities are closed.

In the event that NationsBank or NMSI becomes involved in any capacity in any action, proceeding or investigation in connection with any matter contemplated by this letter (including specifically, without limitation, the acquisition of Kinney), the Borrowers will reimburse NationsBank and NMSI for their legal and other expenses (including the cost of any investigation and preparation) as they are incurred by NationsBank or NMSI. The Borrowers also agree to indemnify and hold harmless NationsBank, NMSI and their affiliates and their respective directors, officers, employees and agents (the "Indemnified Parties") from and against any and all losses, claims, damages and liabilities, joint or several, related to or arising out of any matters contemplated by this letter (including specifically, without limitation, the acquisition of Kinney), unless and only to the extent that it shall be finally judicially determined that such losses, claims, damages or liabilities resulted primarily from the gross negligence or willful misconduct of NationsBank or NMSI.

The provisions of the immediately preceding two paragraphs shall remain in full force and effect regardless of whether definitive financing documentation for the Facilities shall be executed and delivered and notwithstanding the termination of this letter or the commitments of NationsBank and NMSI hereunder.

Neither this offer nor the undertaking and commitment contained herein may be disclosed to or relied upon by any other person or entity other than your accountants, attorneys and other advisors, without the prior written consent of NationsBank and NMSI, except that following your acceptance hereof you may make public disclosure hereof as required by law and you may disclose the terms hereof to Kinney in connection with the proposed acquisition.

As described herein and in the Term Sheet, NMSI will act as Arranger and Syndication Agent for the Facilities. NationsBank reserves the right to allocate, in whole or in part, to NMSI certain fees payable to NationsBank in such manner as NationsBank and NMSI agree in their sole discretion. You acknowledge and agree that NationsBank may share with any of its affiliates (including specifically NMSI) any information relating to the Facilities, the Borrowers and their subsidiaries and affiliates.

This letter shall be governed by the laws of the State of Tennessee without regard to its principles of conflicts of laws. This letter may be modified or amended only in writing. This letter is not assignable by the Borrowers without the prior written consent of NationsBank and NMSI. This letter supersedes and replaces any and all proposals or commitment letters previously delivered by NationsBank or NMSI to the Borrowers relating to the Facilities.

This offer will expire at 5:00 p.m. on October 31, 1997 unless the Borrowers execute this letter and the related fee letter and returns each of them to the Agent prior to that time (which may be by facsimile transmission), whereupon this letter shall become a binding agreement. Thereafter, this undertaking and commitment will expire at 5:00 p.m. on January 31, 1998 unless definitive documentation for the Facilities is executed and delivered prior to that time.


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October 20, 1997

Very truly yours,

NationsBank of Tennessee, N.A.,              NationsBanc Capital Markets, Inc.
     Individually and as Agent


By:      /s/ William H. Diehl                By:      /s/ Mary Lynn Moser
         William H. Diehl                             Mary Lynn Moser
Title:   Vice President                      Title:   Managing Director


Accepted and Agreed to this 22 day of October, 1997:

Central Parking Corporation

By:      /s/ Stephen A. Tisdell
         Stephen A. Tisdell
Title:   Chief Financial Officer